Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact:	William W. Sherertz President and Chief Executive Officer

	Telephone:	(360) 828-0700

BBSI EXPECTS TO RECORD A MATERIAL IMPAIRMENT
CHARGE RELATING TO ITS INVESTMENT PORTFOLIO

        VANCOUVER, WASHINGTON, October 13, 2008 — Barrett Business Services, Inc. (Nasdaq: BBSI) reported today that it expects to record a non-cash, other-than-temporary impairment charge of approximately $3.5 million, or $.32 per diluted share, in the third quarter of 2008 relating to its previously disclosed investment in four closed-end bond funds. This impairment charge estimate assumes no income tax benefit given the uncertainty of the Company’s ability to generate future taxable investment gains required to utilize these investment losses.

        As reported in the Company’s Form 10-Q for the quarter ended June 30, 2008, the Company’s investment in the four closed-end bond funds had an original investment of $4.0 million and declines in market value through June 30, 2008 were reflected in other comprehensive loss in stockholders’ equity on the Company’s consolidated balance sheet. Based upon recent developments in the capital markets, management has determined that the recovery of the value of these investments is unlikely. As a result, management has determined that the impairment is other than temporary. As of October 10, 2008, the Company’s investment had a market value of approximately $491,000.

        At June 30, 2008, the Company’s balance sheet included $16.6 million in cash and cash equivalents and $36.7 million in marketable securities excluding the bond funds, of which $26.5 million was comprised of short-term, highly liquid municipal bonds and another $7.3 million was comprised of longer-term municipal bonds.

        Statements in this release about future events or performance are forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include economic conditions in the Company’s service areas, the effect of changes in the Company’s mix of services on gross margin, the Company’s ability to successfully integrate acquired businesses with its existing operations, future workers’ compensation claims experience, the effect of changes in the workers’ compensation regulatory environment in one or more of its primary markets, the collectibility of accounts receivable and the effect of conditions in the global capital markets on the Company’s investment portfolio, among others. Other important factors that may affect the Company’s future prospects are described in the Company’s 2007 Annual Report on Form 10-K. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements may be less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

        BBSI provides a comprehensive range of human resource management solutions to large and small companies throughout many regions of the United States.

#####